UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2009

Commission File Number: 000-53232

TC POWER MANAGEMENT CORP.
 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	___________ (I.R.S. Employer Identification No.)
PO Box 132 Providenciales, Turks and Caicos Islands (Address of principal executive offices)
(649) 231-6559 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment and Resignation of Principal Officers and Directors.  Compensatory Arrangements of Certain Officers.

On May 5, 2009, the Board of Directors of TC Power Management Corp., a Nevada corporation ("Registrant") accepted the resignation of Gordon Douglas as Chief Executive Officer, President and Director.   Mr. Douglas’ resignation is not the result of any disagreement with the policies, practices or procedures of the Registrant.  Mr. Douglas’ resignation is attached hereto as Exhibit 17.1.

On May 5, 2009, the Registrant’s Board of Directors appointed Nigel Johnson as Chief Executive Officer, President and Director. Mr. Johnson is presently the Chief Financial Officer, Secretary and Treasurer of the Company. From 1997 to the present, Mr. Johnson has worked as an actor in the North American film and television industry. During this time, he has worked in more than 300 feature films and television series produced throughout North America. Mr. Johnson is a member in good standing of the Alliance of Canadian Cinema Television and Radio Artist (ACTRA) and the Union of British Columbia Performers.  From 1986 to 1996, Mr. Johnson was responsible for implementation of operations and marketing activities for Peel Street Pubs Enterprises Inc., a company based in Montreal and Toronto, Canada, which owned and operated restaurants and bars employing approximately 150 people and generating annual revenue of more than 12 million dollars.  Mr. Johnson attended a one-year business management program at McGill University in Montreal, Canada, in 1993.  From 2004 to 2006, Mr. Johnson served as the sole director and officer of Arch Management Services Inc., a company that was listed on the OTCBB. Mr. Johnson is not presently an officer or director of any other public or private company.

Mr. Johnson is expected to receive compensation from the Registrant for his service although the terms of that compensation have not been determined as of the date of this Report.  Mr. Johnson does not own any shares of the Registrant’s common stock.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit

17.1	Resignation of Gordon Douglas

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TC Power Management Corp.

May 5, 2009	By:	/s/ Nigel Johnson
Nigel Johnson
President